Exhibit 16.1

April 4, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Commissioners:

We have read the statements made by Waters Instruments, Inc. (copy attached), which we understand will be filed with the Commission pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K dated March 31, 2005.  We agree with the statements concerning our Firm in such Form 8-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

Attachment

Item 4.01.  Change in Registrant’s Certifying Accountant.

a.                                       Previous Independent Accountants

On March 31, 2005, Waters Instruments, Inc. (the “Company”) dismissed PricewaterhouseCoopers LLP (“PWC”) as independent registered public accounting firm.  The decision to dismiss PWC was unanimously approved by the Company’s Board of Directors and the Audit Committee of the Board.

The reports of PricewaterhouseCoopers LLP on the Company’s financial statements for the past two fiscal years ended June 30, 2004 and 2003, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and through March 31, 2005, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in its report on the Company’s financial statements for such years.

During the two most recent fiscal years and through March 31, 2005, there have been no reportable events (as defined in Regulation S-B Item 304(a)(1)(iv)).

The Company has requested PricewaterhouseCoopers LLP to furnish it a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of that letter dated April 4, 2005 is filed as Exhibit 16.1 to this report.

b.                                       New Independent Accountants

On April 1, 2005, the Audit Committee of the Board of Directors of the Company appointed Virchow, Krause & Company, LLP (“Virchow Krause”), to audit its consolidated financial statements for the fiscal year ending June 30, 2005.  During the Company’s two most recent fiscal years and through March 31, 2005, the Company (i) did not consult with Virchow Krause on the application of accounting principles to a specified transaction, either completed or contemplated, or the type of audit opinion that might be rendered on the Company’s financial statements within the meaning of Item 304(a)(2)(i) of Regulation S-B; and (ii) did not consult with Virchow Krause on any matter that was the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-B and the related instruction to Item 304 of Regulation S-B.